Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement Form S-8 constituting a part of this Registration Statement of our report dated February 13, 2004, relating to the consolidated financial statements and schedules of Agree Realty Corporation and appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

BDO Seidman, LLP

December 17, 2004

Troy, Michigan